Exhibit 99.1

Execution Version

August 16, 2022

ORACLE CORPORATION
as Borrower

THE LENDERS NAMED HEREIN
as Initial Lenders

the bank of nova scotia
as Administrative Agent

PNC CAPITAL MARKETS LLC,
STATE BANK OF INDIA, NEW YORK,
and
SUMITOMO MITSUI BANKING CORPORATION
as Co-Syndication Agents

BNP PARIBAS,
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
NATIONAL WESTMINSTER BANK PLC,
and
TD SECURITIES (USA) LLC
as Co-Documentation Agents

BANK OF CHINA, NEW YORK BRANCH,
INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH,

and
U.S. BANK NATIONAL ASSOCIATION

as Co-Managing Agents

AGRICULTURAL BANK OF CHINA LIMITED, NEW YORK BRANCH

as Co-Agent

PNC CAPITAL MARKETS LLC,
STATE BANK OF INDIA, NEW YORK,
SUMITOMO MITSUI BANKING CORPORATION
and
the bank of nova scotia
as Joint Lead Arrangers

the bank of nova scotia
as Sole Bookrunner

U.S. $4,360,000,000
TERM LOAN CREDIT AGREEMENT

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-ii-

	Section 9.06	Binding Effect	62

	Section 9.07	Assignments and Participations	62

	Section 9.08	Governing Law	66

	Section 9.09	Counterparts; Integration; Electronic Execution	66

	Section 9.10	Jurisdiction, Etc.	66

	Section 9.11	Waiver of Jury Trial	67

	Section 9.12	Confidentiality	67

	Section 9.13	Patriot Act Notice	68

	Section 9.14	Interest Rate Limitation	68

	Section 9.15	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	68

Schedule 1	Commitments		2

Exhibit A	Form of Promissory Note		4

Exhibit B	Form of Notice of Borrowing		6

Exhibit C	Form of Assignment and Acceptance		8

Exhibit D	Form of Opinion of In-House Counsel for the Borrower		13

Exhibit E	Form of Opinion of Freshfields Bruckhaus Deringer US LLP		15

Exhibit F	Form of U.S. Tax Compliance Certificate		16

Exhibit G	Form of U.S. Tax Compliance Certificate		17

Exhibit H	Form of U.S. Tax Compliance Certificate		18

Exhibit I	Form of U.S. Tax Compliance Certificate		20

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Term loan CREDIT AGREEMENT
dated as of August 16, 2022

Oracle Corporation, a Delaware corporation (the “Borrower”), and the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, The Bank of Nova Scotia, (“Scotiabank”) as administrative agent (in such capacity, the “Agent”, as hereinafter further defined), PNC Capital Markets LLC, State Bank of India, New York and Sumitomo Mitsui Banking Corporation, as co-syndication agents, BNP Paribas, Credit Agricole Corporate and Investment Bank, National Westminster Bank plc and TD Securities (USA) LLC, as co-documentation agents, Bank of China, New York Branch, Industrial and Commercial Bank of China Limited, New York Branch and U.S. Bank National Association, as co-managing agents, Agricultural Bank of China Limited, New York Branch, as co-agent, PNC Capital Markets LLC, Scotiabank, State Bank of India, New York and Sumitomo Mitsui Banking Corporation, as joint lead arrangers, and Scotiabank, as sole bookrunner, agree as follows:

Article I

Definitions and Accounting Terms

Section 1.01Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition Debt” means any Debt of the Borrower or any of its Subsidiaries that has been issued for the purpose of financing, in whole or in part, a Qualified Acquisition and any related transactions or series of related transactions (including for the purpose of refinancing or replacing all or a portion of any pre-existing Debt of the Borrower, any of its Subsidiaries or the person(s) or assets to be acquired); provided that such Debt satisfies one or more of the following requirements: (a) the release of the proceeds thereof to the Borrower and its Subsidiaries is contingent upon the consummation of such Qualified Acquisition and, pending such release, such proceeds are held in escrow (and, if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Qualified Acquisition is terminated prior to the consummation of such Qualified Acquisition or if such Qualified Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such debt, such proceeds shall be promptly applied to satisfy and discharge all obligations of the Borrower and its Subsidiaries in respect of such Debt); (b) such Debt contains a “special mandatory redemption” provision (or other similar provision) or otherwise requires such Debt to be redeemed or prepaid if such Qualified Acquisition is not consummated by the date specified in the definitive documentation relating to such debt (and if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Qualified Acquisition is terminated in accordance with its terms prior to the consummation of such Qualified Acquisition or such Qualified Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Debt, such debt is so redeemed or prepaid within 90 days of such termination or such specified date, as the case may be); or (c) such Debt does not include a “special mandatory redemption” provision (or other similar provision) or otherwise have a repayment or redemption feature tied to the failure to consummate such Qualified Acquisition, provided, however, that unless the Borrower or its Subsidiaries has taken prompt action to repay, redeem, discharge or commence a tender offer to repurchase such Debt after the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for the relevant Qualified Acquisition is terminated in accordance with its terms prior to the consummation thereof or such Qualified Acquisition is otherwise not consummated by the date specified in the definitive documentation relating thereto, such Debt shall no longer constitute “Acquisition Debt” pursuant to this clause.

“Additional Lender” shall have the meaning set forth in Section 2.03(b).

“Additional Lender Supplement” shall have the meaning set forth in Section 2.03(b).

“Additional Permitted Liens” means Liens not otherwise permitted hereunder on the assets of the Borrower or any of its Subsidiaries consisting solely of real property interests, cash and cash equivalents and any proceeds thereof; provided that the aggregate value of all assets subject to such Liens shall not exceed $500,000,000 at any time, based upon the book value of such assets determined at the time such Lien attaches.

“Administrative Agent” or “Agent” means Scotiabank, in its capacity as administrative agent under this Agreement or any successor to Scotiabank in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Parties” means, with respect to any natural person, (a) any company, partnership, trust or other entity for which such natural person (or such natural person’s estate) has dispositive or voting power with respect to any of the Borrower’s common equity held by such company, partnership, trust or other entity; (b) any trust the beneficiaries of which consist solely of such natural person, any Immediate Family Member of such natural person or any person described in clause (a); (c) the trustees, legal representatives, beneficiaries or beneficial owners (in each case, solely in such capacity and not in their individual or other capacities) of any such company, partnership, trust or other entity referred to in clause (a) or (b); (d) the estates of such natural person (it being understood, for the avoidance of doubt, that this clause (d) will not include any person to whom any securities are transferred from any such estate); and (e) the Immediate Family Members of such natural person.

“Agent’s Account” means an account at Scotiabank designated in writing to the Borrower.

“Agreement” means this Agreement.

“Anti-Corruption Laws” means the FCPA and the United Kingdom Bribery Act 2010, each as amended, and the rules and regulations thereunder.

“Applicable Authority” means CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Loan and such Lender’s Term SOFR Rate Lending Office in the case of a Term SOFR Rate Loan.

“Applicable Margin” means, from time to time, the applicable margin expressed in basis points per annum, corresponding to the applicable Public Debt Ratings as set forth in the Pricing Grid.

“Applicable Percentage” means at any time and with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment at such time or, after the Effective Date, the total Loans of such Lender at such time. If the Commitments and Loans have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments or Loans most recently in effect, giving effect to any assignments.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07), and accepted by the Agent, in substantially the form of Exhibit C hereto or any other form approved by the Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, at any time, a fluctuating rate of interest per annum equal to the highest of

(a)the Prime Rate;

(b)the Federal Funds Effective Rate from time to time plus 0.50%;

(c)Term SOFR plus 1.00%; and

(d)1.00%.

If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.16 hereof, then the Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan in Dollars that bears interest as provided in Section 2.10(a)(i).

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of 29 C.F.R. Section 2510.3-101 (as modified by Section 3(42) of ERISA) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code)) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning specified in the introductory paragraph of this Agreement.

“Borrowing” means the borrowing to be made on the Effective Date consisting of simultaneous Loans of the same Type (or, in the case of Term SOFR Rate Loans, having the same Interest Period) made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are required or authorized by law to close in New York City or the state where the Agent’s office is located.

“Category” means, when used with reference to Public Debt Ratings, the following categories of ratings:

Category	S&P or Fitch Rating	Moody’s Rating
Category 1	BBB+ or higher	Baa1 or higher
Category 2	BBB	Baa2
Category 3	BBB-	Baa3
Category 4	Lower than BBB-	Lower than Baa3

For purposes of the foregoing, (a) if the respective Public Debt Ratings issued by the Rating Agencies differ by one level, then the Category for the higher of such Public Debt Ratings shall apply (with the Public Debt Rating for Category 1 being the highest and the Public Debt Rating for Category 4 being the lowest); (b) if the respective Public Debt Ratings issued by the Rating Agencies differ by more than one level, then the Category that is one Category lower than the highest of such Public Debt Ratings shall apply; (c) if the Borrower has only one Public Debt Rating, then the Category that is one level lower than that of such Public Debt Rating shall apply; (d) if both Moody’s and S&P shall have in effect a Public Debt Rating, then the category shall be determined by reference to such Public Debt Ratings, and the Public Debt Rating of Fitch shall be disregarded and (e) if the Borrower does not have any Public Debt Rating, Category 4 shall apply.

Initially, the Applicable Margin shall be determined based upon the Public Debt Ratings effective as of the Effective Date. Thereafter, each change in the Applicable Margin resulting from a publicly announced change in the Public Debt Ratings shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change; provided, that if no such public announcement is made, such change in the Applicable Margin shall be effective on the date the change in the Public Debt Ratings is effective.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. Notwithstanding anything to the contrary, (a) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (b) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“CME” means CME Group Benchmark Administration Limited.

“Commitments” means the Term Loan 1 Commitments and the Term Loan 2 Commitments.

“Commitment Increase” means an increase in the Commitments as set forth in Section 2.03.

“Commitment Increase Notice” has the meaning specified in Section 2.03.

“Commitment Increase Supplement” has the meaning set forth in Section 2.03(c).

“Company Related Parties” means, the Borrower’s Subsidiaries and the directors and senior officers of the Borrower and of the Borrower’s Subsidiaries.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR (but not including any changes to the definition of “SOFR Adjustment”) or any proposed Term SOFR Successor Rate for Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR”, “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day”, “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the reasonable discretion of the Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Agent in a manner substantially consistent with market practice for Dollars (or, if the Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for Dollars exists, in such other manner of administration as the Agent determines is reasonably necessary in connection with the administration of this Agreement and any Notes).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following without duplication and to the extent deducted in calculating such Consolidated Net Income: (i) income tax expense, (ii) interest expense, amortization or write off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Debt (including the Loans), (iii) depreciation and amortization expense, (iv) amortization of intangibles and organization costs, (v) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), (vi) any extraordinary, unusual or non-recurring cash expenses or losses (including costs, expenses and payments, in connection with actual or prospective litigation, legal settlements, fines, judgments or orders) during such period and (vii) stock-based compensation expense, minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Consolidated Interest Income, (ii) any extraordinary, unusual or non-recurring non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash gains on the sales of assets outside of the ordinary course of business), (iii) any extraordinary, unusual or non-recurring cash income or gains during such period and (iv) income tax credits (to the extent not netted from income tax expense).

“Consolidated Interest Expense” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the total cash interest expense (including the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP) of the Borrower and its Subsidiaries for such period with respect to all outstanding Debt of the Borrower and its Subsidiaries (excluding all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing but including net costs under Swap Contracts in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Interest Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the total cash interest income received by the Borrower and its Subsidiaries.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries, the net income (or loss) of the Borrower and its Subsidiaries determined on a consolidated basis and in accordance with GAAP.

“Consolidated Net Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four fiscal quarters most recently ended, to (b) Consolidated Net Interest Expense as of such date, provided however, that Consolidated EBITDA and Consolidated Net Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Qualified Acquisition (if consummated) and any other acquisition or sale of a Subsidiary or operating division thereof consummated during such period, for more than $3,000,000,000.

“Consolidated Net Interest Expense” means, as of any date of determination, Consolidated Interest Expense minus Consolidated Interest Income on such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion”, and “Converted” each refers to a conversion of Loans of one Type into Loans of the other Type pursuant to Section 2.11 or 2.12.

“Daily Simple SOFR” with respect to any applicable determination date means SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“DDTL” means that certain $15,700,000,000 Delayed Draw Term Loan Credit Agreement dated March 8, 2022, among, inter alios, the Borrower as borrower, the lenders party thereto and Bank of America, N.A. as administrative agent.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business for which collection proceedings have not been commenced, provided that trade payables for which collection proceedings have commenced shall not be included in the term “Debt” so long as the payment of such trade payables is being contested in good faith and by proper proceedings and for which appropriate reserves are being maintained) to the extent included on the Consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other similar title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) to the extent included on the Consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP, (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations of such Person in respect of acceptances, letters of credit with respect to which to such Person is the account party or similar extensions of credit to such Person, (g) the aggregate net obligations of such Person in respect of Hedge Agreements; provided that, for purposes of this Clause (g), Debt of the Borrower and its Subsidiaries shall only include net obligations of the Borrower and its Subsidiaries in respect of Hedge Agreements in an aggregate amount in excess of $50,000,000 as set forth on the Consolidated balance sheet of the Borrower and its Subsidiaries, as of the date of determination, in accordance with GAAP, (h) all Debt of others referred to in Clauses (a) through (g) above or Clause (i) below guaranteed, by such Person, or in effect guaranteed by such Person, directly or indirectly, through a written agreement either (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt or (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss and (i) all Debt referred to in Clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt. In determining the amount of Debt of any Person of the type referred to in Clause (h) or (i) above, the amount thereof shall be equal to the lesser of (i) the amount of the guarantee provided or the fair market value of collateral pledged (as applicable) and (ii) the amount of the underlying Debt of such other Person so guaranteed or secured.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.10(b).

“Defaulting Lender” means any Lender that (i) has defaulted in its obligation to fund a Loan hereunder within two Business Days of the date such Loan was required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, (ii) has notified the Borrower or the Agent in writing that it does not intend to fund a Loan hereunder (unless such writing relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing) cannot be satisfied) or (iii) is subject to a bankruptcy, insolvency or similar proceeding, or to the appointment of the FDIC or other receiver, trustee or custodian; provided that a Lender shall not be a Defaulting Lender solely by virtue of (x) the ownership or acquisition of an equity interest in such Lender or Affiliate thereof by any Governmental Authority or (y) in the case of a solvent Lender, a precautionary Undisclosed Administration with respect to such Lender in any case so long as such ownership interest or action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanctions that broadly prohibit dealings with that country or territory (which, as of the date hereof, are the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic).

“Dollars” and the sign “$” means the lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule 1A hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date that all conditions precedent set forth in Section 4.01 shall have been satisfied or waived.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) a commercial bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $250,000,000; (e) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $250,000,000; (f) a commercial bank organized under the laws of any other country that is (x) a member of the OECD or (y) based in the jurisdiction of any Initial Lender or (z) has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or a political subdivision of any such country, and having a combined capital and surplus of at least $250,000,000, so long as such bank is acting through a branch or agency located in the United States; (g) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise holding commercial loans in the ordinary course of its business and having a combined capital and surplus of at least $250,000,000 or an Approved Fund thereof and (h) any other Person (other than a natural person) approved by (i) the Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed and such approval, in the case of the Borrower, to be deemed to have been given if a response is not received within ten Business Days from the date on which request for such approval was received by the Borrower); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any Governmental Authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the Borrower, any ERISA Affiliate, the administrator of any Plan or Multiemployer Plan, the PBGC or any combination of the foregoing, of a notice of intent to terminate such Plan or Multiemployer Plan pursuant to Section 4041A or 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from a Multiemployer Plan; (g) the imposition of a lien under Section 303 of ERISA with respect to any Plan; (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that is reasonably expected to result in the termination of, or the appointment of a trustee to administer, a Plan; (i) the existence with respect to any Plan of a non-exempt Prohibited Transaction (including, for the avoidance of doubt, the existence of a non-exempt Prohibited Transaction resulting from entering into this Agreement or any transactions hereunder); (j) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); or (k) a determination that a Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 7.01.

“Excluded Taxes” means, with respect to the Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder (a “Recipient”), (a) Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections solely arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, enforced, sold or assigned an interest in, or engaged in any other transaction pursuant to this Agreement), (b) Taxes imposed on or measured by net income (however denominated) and franchise Taxes, imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (c) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Recipient is located, (d) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.20(b)), any U.S. federal withholding Tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party hereto (or designates a new lending office) or is attributable to such Lender’s failure (other than as a result of a Change in Law) to comply with Section 2.19(e), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.19(a) and (e) any withholding Taxes imposed under FATCA.

“Existing Termination Date” has the meaning specified in Section 2.04(a).

“Extending Lender” has the meaning specified in Section 2.05(e).

“Extension Date” has the meaning specified in Section 2.04(a).

“Extension Request” has the meaning specified in Section 2.04(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977.

“Federal Funds Effective Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero.

“Fitch” means Fitch Ratings Ltd.

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 9.07(g).

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any environmental law, statute or regulation.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar interest rate or currency exchange rate hedging agreements.

“Immaterial Subsidiary” means any Subsidiary of the Borrower (determined, solely for purposes of this definition, without regard to the last sentence of the definition thereof), designated by the Borrower in writing to the Agent (a) the assets of which do not exceed 3% of the total Consolidated assets of the Borrower and its Subsidiaries, (b) the net income of which does not exceed 3% of the total Consolidated net income of the Borrower and its Subsidiaries and (c) the revenues of which do not exceed 3% of the total Consolidated revenues of the Borrower and its Subsidiaries, in each case as determined as of, or (as applicable) for the four fiscal quarters most recently ended on, the last day of the most recently ended fiscal quarter of the Borrower and in accordance with GAAP.

“Immediate Family Member” means, with respect to any specified natural person, any other natural person that has any relationship to such specified natural person by blood, marriage or adoption that is not more remote than first cousin.

“Incremental Term Loan Facility” means any facility consisting of a Commitment Increase and all Borrowings thereunder.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower hereunder.

“Indemnitee” has the meaning specified in Section 9.04(b).

“Information” has the meaning specified in Section 9.12.

“Initial Lenders” has the meaning specified in the introductory paragraph of this Agreement.

“Intellectual Property” means all trademarks, service marks, trade names, Internet domain names (as defined under 15 U.S.C. § 1127), designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; all inventions (whether patentable or unpatentable and whether or not reduced to practice); patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); copyrights (including any registrations and applications for any of the foregoing); Software; “mask works” (as defined under 17 U.S.C. § 901) and any registrations and applications for “mask works”; technology, trade secrets, know-how, processes, formulae, algorithms, models, methodologies, discoveries, improvements, specifications and other proprietary or confidential information; database and data rights; drawings, records, books or other indicia, however evidenced, of the foregoing; rights of publicity and privacy relating to the use of the names, likenesses, voices, signatures and biographical information of real persons; lists or other information relating to customers, competitors, suppliers or any other Person; in each case the right to claims against another Person relating to the Intellectual Property; and in each case owned by the Borrower or any of its Subsidiaries on or after the Effective Date.

“Interest Period” means, for each Term SOFR Rate Loan comprising part of the same Borrowing, the period commencing on the date of such Term SOFR Rate Loan or the date of the Conversion of any Base Rate Loan into such Term SOFR Rate Loan and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Term SOFR Rate Loans, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one or three months, as the Borrower may, upon notice to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period select (other than in respect of the first Interest Period which duration shall be an Interest Period of one month), provided, however, that:

(a)the Borrower may not select an Interest Period that ends after the Termination Date;

(b)Interest Periods commencing on the same date for Term SOFR Rate Loans comprising part of the same Borrowing shall be of the same duration;

(c)whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d)whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” or the “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“IRS” means the United States Internal Revenue Service.

“Lenders” means the Initial Lenders as set forth on Schedule 1 and each Person that shall become a party hereto pursuant to Section 2.03 or Section 9.07.

“Lien” means any lien, security interest or other charge or encumbrance of any kind.

“Loan” means a loan made under the Term Loan 1 Facility or the Term Loan 2 Facility pursuant to Section 2.02 or a loan under an Incremental Term Loan Facility made pursuant to Section 2.03.

“Material Adverse Effect” shall mean the result of one or more events, changes or effects which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on (a) the results of the financial condition of the Borrower and its Subsidiaries, taken as a whole or (b) the validity or enforceability of this Agreement or the rights, remedies and benefits available to the parties hereunder.

“Maximum Rate” has the meaning specified in Section 9.14.

“Moody’s” means Moody’s Investors Service, Inc., its successors and assigns.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Consenting Lender” has the meaning specified in Section 9.01(c).

“Non-Extending Lender” has the meaning specified in Section 2.05(b).

“Note” means a promissory note of the Borrower payable to any Lender, delivered pursuant to a request made under Section 2.24 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender.

“Notice Date” has the meaning specified in Section 2.05(b).

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.

“Offered Increase Amount” has the meaning specified in Section 2.03(a).

“Other Agents” means the collective reference to the joint lead arrangers, sole bookrunner, co-syndication agents, co-documentation agents, co-managing agents and co-agent described on the cover page of this Agreement.

“Other Taxes” means all present or future stamp, court, intangible, recording, filing, documentary or similar Taxes arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Overnight Rate” means, for any day the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate reasonably determined by the Agent in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified Section 9.07(d).

“Participating Lenders” means any Lender which has executed a Commitment Increase Supplement or an Additional Lender Supplement in accordance with Section 2.03.

“Participant Register” has the meaning specified Section 9.07(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Holders” means (a) any of Larry Ellison and his Affiliated Parties and (b) any “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934 consisting solely of persons described in clause (a) or of which any of the Persons described in clause (a) are members provided that without giving effect to the existence of such group or any other group, any of the Persons described in clause (a), collectively, beneficially own Voting Stock of the Borrower representing 50% or more of the total voting power of the Voting Stock of the Borrower then held by such group.

“Permitted Liens” means, with respect to any Person, (a) Liens for taxes, assessments and governmental charges and levies to the extent not required to be paid under Section 6.01(b) hereof; (b) pledges or deposits to secure obligations under workers’ compensation, unemployment, insurance and other social security laws or similar legislation; (c) pledges or deposits to secure performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases to which such Person is a party; (d) deposits to secure public or statutory obligations of such Person; (e) materialmen’s, mechanics’, carriers’, workers’, repairmen’s and other like Liens in the ordinary course of business, or deposits to obtain the release of such Liens to the extent such Liens, in the aggregate, would not have a Material Adverse Effect; (f) deposits to secure surety and appeal bonds to which such Person is a party; (g) other pledges or deposits for similar purposes in the ordinary course of business, including pledges and deposits to secure indemnity, performance or other similar bonds and in connection with insurance; (h) Liens created by or resulting from any litigation or legal proceeding which at the time is currently being contested in good faith by appropriate proceedings; (i) leases made, or existing on property acquired, in the ordinary course of business; (j) landlords’ Liens under leases to which such Person is a party; (k) zoning restrictions, easements, licenses, and restrictions on the use of real property or minor irregularities in title thereto, which, with respect to property that is material to the Borrower and its Subsidiaries, taken as a whole, do not materially impair the use of such property in the operation of the business of such Person or the value of such property for the purpose of such business; (l) Liens consisting of leases or subleases and licenses or sublicenses granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole, and any interest or title of a lessor or licensor under any lease or license, as applicable; (m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and (n) Liens which constitute a lender’s rights of set-off of a customary nature.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Pricing Grid” means the grid set forth below:

Category	Term SOFR Rate Loans - Applicable Margin (basis points)	Base Rate Loans – Applicable Margin (basis points)
Category 1	147.5 bps	47.5 bps
Category 2	160.0 bps	60.0 bps
Category 3	172.5 bps	72.5 bps
Category 4	197.5 bps	97.5 bps

“Prime Rate” means the rate of interest per annum set by the Agent based upon various factors including costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by the Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Forma Basis” means, with respect to any calculation or compliance with any covenant hereunder, after giving effect to any acquisition, any asset sale of a Subsidiary or operating entity for which historical financial statements for the relevant period are available or any incurrence of Debt (including pro forma adjustments arising out of events which are directly attributable to such acquisition, asset sale or any incurrence of Debt, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act, as interpreted by the SEC, and such other adjustments as are reasonably satisfactory to the Agent, in each case as certified by the chief accounting officer of the Borrower) using, for purposes of determining such calculation or compliance, the historical financial statements of all entities or assets so acquired or sold and the consolidated financial statements of the Borrower and its Subsidiaries, which shall be reformulated as if such acquisition or asset sale, and all other acquisitions or asset sales that have been consummated during the period, and any Debt or other liabilities to be incurred or repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period.

“Prohibited Transaction” has the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.

“PTE”: a Prohibited Transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Debt Rating” means, as of any date of determination, the rating that has been most recently announced by any of S&P, Moody’s or Fitch, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower. For purposes of the foregoing, (a) if any rating established by S&P, Moody’s or Fitch shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the Rating Agency making such change; and (b) if S&P, Moody’s or Fitch shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P, Moody’s or Fitch, as the case may be, shall refer to the then equivalent rating by S&P, Moody’s or Fitch, as the case may be.

“Qualified Acquisition” means a transaction permitted under this Agreement and consummated on or after the Effective Date, by which the Borrower or any of its Subsidiaries (i) acquires any going concern or business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires at least a majority (in number of votes) of the equity securities of a Person if the aggregate amount of Debt that is incurred or intended to be incurred by the Borrower and its Subsidiaries to finance the purchase price and other consideration for such transaction, plus the amount of Debt assumed or intended to be assumed by the Borrower and its Subsidiaries in connection with such transaction, is at least $3,000,000,000 of Debt.

“Rating Agencies” means any of S&P, Moody’s or Fitch.

“Register” has the meaning specified in Section 9.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means at any time Lenders (other than Defaulting Lenders) owed at least a majority in interest of the then aggregate Term Credit Exposures or, if no Loans are then outstanding, Lenders (other than Defaulting Lenders) having at least a majority in interest of the Commitments.

“Requisite Amount” has the meaning specified in Section 7.01(d).

“Rescindable Amount” has the meaning specified in Section 8.09.

“Resignation Effective Date” has the meaning specified in Section 8.06.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Person, any board-appointed officer, the chief executive officer, president, chief financial officer, general counsel, treasurer, assistant treasurer, secretary, assistant secretary, any senior vice president or vice president of such Person.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, its successors and assigns.

“Sanctioned Persons Lists” means Specially Designated Nationals List, Foreign Sanctions Evader List, or Sectoral Sanctions Identifications List, or similar lists maintained by OFAC.

“Sanctions” means any international economic sanction administered or enforced by the United States Government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Scheduled Unavailability Date” has the meaning specified in Section 2.17(b).

“Scotiabank” has the meaning specified in the introductory paragraph of this Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4062 or 4069 of ERISA in the event such plan has been or were to be terminated.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” means 0.10% (10 basis points).

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code form, (b) databases and compilations, including any and all data and collections of data, and (c) all documentation, including user manuals and training materials, relating to any of the foregoing.

“SPC” has the meaning specified in Section 9.07(g).

“Stockholders’ Equity” means, at any date, stockholders’ equity of the Borrower and its Subsidiaries, determined on a Consolidated basis, on such date.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or Controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries. Notwithstanding the foregoing, references in this Agreement to “Subsidiary” shall not include any Person that would otherwise be a Subsidiary of the Borrower pursuant to the foregoing portion of this definition and that the Borrower does not directly or indirectly Control; provided that such Person is also an Immaterial Subsidiary.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement relating to any of the foregoing (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Credit Exposure” means, with respect to any Lender at any time, the outstanding aggregate principal amount of such Lender's Loan at such time.

“Term Loan 1” has the meaning set forth in Section 2.01.

“Term Loan 1 Commitment” means with respect to each Term Loan 1 Lender, the commitment of such Lender to make a Term Loan 1 in the amount of such Lender’s Term Loan 1 Commitment set forth on Schedule 1.

“Term Loan 1 Facility” means the Term Loan 1 Commitments and all Borrowings thereunder.

“Term Loan 1 Lender” means any Lender holding a Term Loan 1 Commitment or Term Loan 1 and any other Person that shall have become party hereto holding a Term Loan 1 Commitment or Term Loan 1 pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto holding Loans under the Term Loan 1 Facility pursuant to an Assignment and Acceptance.

“Term Loan 2” has the meaning set forth in Section 2.01.

“Term Loan 2 Commitment” means with respect to each Term Loan 2 Lender, the commitment of such Lender to make a Term Loan 2 in the amount of such Lender’s Term Loan 2 Commitment set forth on Schedule 1.

“Term Loan 2 Facility” means the Term Loan 2 Commitments and all Borrowings thereunder.

“Term Loan 2 Lender” means any Lender holding a Term Loan 2 Commitment or Term Loan 2 and any other Person that shall have become party hereto holding a Term Loan 2 Commitment or Term Loan 2 pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto holding Loans under the Term Loan 2 Facility pursuant to an Assignment and Acceptance.

“Term Loan Repayment Amount” has the meaning specified in Section 2.08.

“Term SOFR” means:

(a)for any Interest Period with respect to a Term SOFR Rate Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

(b)for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day,

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed to be zero for the purposes of this Agreement.

“Term SOFR Rate Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Term SOFR Rate Lending Office” opposite its name on Schedule 1A hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Term SOFR Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Replacement Date” has the meaning specified in Section 2.17(b)(i).

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time).

“Term SOFR Successor Rate” has the meaning specified in Section 2.17(b)(i).

“Termination Date” means, with respect to:

(a)the Term Loan 1 Facility, the fifth anniversary of the Effective Date;

(b)the Term Loan 2 Facility, the third anniversary of the Effective Date (subject to the extension thereof in accordance with Section 2.03); and

(c)any Incremental Term Loan Facility, the date set forth as such in the applicable Commitment Increase Supplement.

“Type” means, when used in reference to any Loan or Borrowing, whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Base Rate or Term SOFR.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Undisclosed Administration” means, with respect to a Lender that is the subject of home jurisdiction supervision by the Dutch Central Bank (De Nederlandsche Bank N.V.) under the Dutch Financial Supervision Act (Wet op het financieel toezicht, “Wft”), an undisclosed administration (stille curatele) applicable to, and imposed on, such Lender by the Dutch Central Bank (De Nederlandsche Bank N.V.) under or based on section 1:76 of the Dutch Financial Supervision Act (Wet op het financieel toezicht, “Wft”), as to and in relation to which the Dutch Central Bank (De Nederlandsche Bank N.V.) has not publicly disclosed the appointment of a custodian (curator) with regard to such Lender.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.19(e)(ii)(B)(III).

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.03Accounting Terms; Terms Generally. All terms of an accounting or financial nature shall be construed in accordance with generally accepted accounting principles (“GAAP”), as in effect in the United States from time to time, provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change, occurring after the date hereof, in GAAP or in the application thereof (or if the Agent notifies the Borrower that the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be applied on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “but not limited to”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any reference herein to a merger, transfer, consolidation, assignment, sale, disposition or conveyance, or similar term, shall be deemed to apply to a division of or by a limited liability company or limited partnership, or an allocation of assets to a series of a limited liability company or limited partnership (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, assignment, sale, disposition or conveyance, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company or limited partnership shall constitute a separate Person hereunder (and each division of any limited liability company or limited partnership that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.04Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.06Interest Rates. The Agent does not warrant, nor accept responsibility, nor shall the Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “SOFR” any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Term SOFR Successor Rate) or the effect of any of the foregoing, or of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Term SOFR Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower.  The Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Term SOFR Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

Article II

Amounts and Terms of the Loans

Section 2.01The Term Loans.

(a)Each Term Loan 1 Lender severally agrees, on the terms and conditions hereinafter set forth, to fund its portion of a term loan in an aggregate principal amount equal to such Lender’s Term Loan 1 Commitment (the “Term Loan 1”), available to the Borrower in Dollars in a single draw on the Effective Date, in an amount that will not result in such Lender’s Term Credit Exposure exceeding at any time the amount set forth opposite such Lender’s name on Schedule 1 hereto or, if such Lender has entered into any Assignment and Acceptance or is an Additional Lender, as set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(c), as such amount may be reduced or increased pursuant to Section 2.03 or Section 2.07. Amounts repaid on the Term Loan 1 may not be reborrowed.

(b)Each Term Loan 2 Lender severally agrees, on the terms and conditions hereinafter set forth, to fund its portion of a term loan in an aggregate principal amount equal to such Lender’s Term Loan 2 Commitment (the “Term Loan 2”), available to the Borrower in Dollars in a single draw on the Effective Date, in an amount that will not result in such Lender’s Term Credit Exposure exceeding at any time the amount set forth opposite such Lender’s name on Schedule 1 hereto or, if such Lender has entered into any Assignment and Acceptance or is an Additional Lender, as set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(c), as such amount may be reduced or increased pursuant to Section 2.03 or Section 2.07. Amounts repaid on the Term Loan 2 may not be reborrowed.

Section 2.02Making the Term Loans. (a) The Borrower may borrow under the Term Loan 1 Commitments and the Term Loan 2 Commitments on the Effective Date only and under any Incremental Term Loan Facility on the date as specified in the applicable Commitment Increase Supplement, provided that the Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) one Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Term SOFR Rate Loans or the Business Day of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Loans, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be in writing (or by telephone, confirmed immediately in writing) in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Loans comprising such Borrowing and whether such Borrowing is a Term Loan 1 or Term Loan 2 Borrowing, (iii) aggregate amount of such Borrowing, (iv) remittance instructions and (v) in the case of a Borrowing consisting of Term SOFR Rate Loans, the initial Interest Period for each such Loan. Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article IV, the Agent will make such funds available to the Borrower on the Effective Date.

(b)Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Term SOFR Rate Loans for the Borrowing if the aggregate obligation of the Lenders to make Term SOFR Rate Loans in such currency shall then be suspended pursuant to Section 2.10 or Section 2.16 and (ii) Term SOFR Rate Loans may not be outstanding at any time as part of more than ten separate Borrowings.

(c)Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Term SOFR Rate Loans, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article IV (provided that a Borrowing may be conditional upon the closing of a transaction), including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of such Borrowing when such Loan, as a result of such failure, is not made on such date.

(d)Unless the Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with subsection (a) of this Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then such Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent.

(e)The failure of any Lender to make a Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender on the date of any Borrowing.

(f)With respect to SOFR or Term SOFR, the Agent will have the right, in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

Section 2.03Commitment Increases. (a) The Borrower shall have the right, at any time and from time to time after the Effective Date, to increase or request additional Commitments pursuant to this Section 2.03 subject to the restrictions of subsection (d) of this Section 2.03 (any such increase or addition, a “Commitment Increase”); provided that (i) no Default or Event of Default has occurred and is continuing on the date of the Commitment Increase or shall result from the proposed Commitment Increase, (ii) the representations and warranties contained in Section 5.01 shall be true and correct in all material respects on and as of the date of the Commitment Increase as if made on and as of such date (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date) and (iii) other than as expressly set out in this Agreement, the terms of the Commitment Increase shall be the same as those set out in this Agreement as applying to the existing Commitments. In the event that the Borrower wishes to increase the aggregate Commitments or request additional Commitments at any time, the Borrower shall notify the Agent in writing of the amount (the “Offered Increase Amount”) of such proposed increase or addition (such notice, a “Commitment Increase Notice”); provided, that the aggregate amount of any such initial increase in, or addition to, the Commitment shall be at least $250,000,000, and, any subsequent increases in, or additions to, the Commitments shall be in increments of at least $100,000,000 thereafter. The Borrower shall (x) first, offer one or more existing Lenders the opportunity to participate in such increase of, or addition to, their Commitments among such existing Lenders and to provide the Offered Increase Amount pursuant to subsection 2.03(c), and each such Lender shall, within five Business Days after receipt of such notice (or such other period as may be specified by the Agent and the Borrower), notify the Agent whether it agrees to increase its Commitment or provide an additional Commitment and, if so, whether by an amount equal to, greater than, or less than its pro rata amount of such requested amount (and any Lender not responding within such time period shall be deemed to have declined to increase its Commitment or provide additional Commitments) and (y) second, to the extent that Commitment Increases are not agreed to by such existing Lenders under Clause (x) (as accepted and allocated by the Agent and the

Borrower as they shall agree), offer one or more additional banks, financial institutions or other entities (approved by the Agent, such approval not to be unreasonably withheld) the opportunity to participate in all or a portion of the Offered Increase Amount pursuant to subsection 2.03(b)

(b)Any additional bank, financial institution or other entity that constitutes an Eligible Assignee which the Borrower selects to offer participation in a Commitment Increase and which agrees to provide a Commitment in an amount so offered and accepted by it pursuant to subsection 2.03(a) (y) shall execute an Additional Lender Supplement (in substantially the form specified by the Agent, each an “Additional Lender Supplement”) with the Borrower and the Agent, whereupon such bank, financial institution or other entity (herein called an “Additional Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, provided that the Commitment of any such Additional Lender shall be in an amount not less than $10,000,000 or such smaller amount as the Borrower and Agent may otherwise agree.

(c)Any existing Lender which accepts an offer to increase its Commitment or provide an additional Commitment pursuant to subsection 2.03(a) shall execute a Commitment Increase Supplement (in substantially the form specified by the Agent, each a “Commitment Increase Supplement”) with the Borrower and the Agent whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Commitment as so increased.

(d)Notwithstanding anything to the contrary in this Section 2.03, (i) in no event shall any Commitment Increase or transaction effected pursuant to this Section 2.03 cause the aggregate Commitments hereunder to exceed $6,000,000,000 and (ii) no existing Lender shall have any obligation to increase its Commitment or provide any additional Commitment unless it agrees to do so in its sole discretion.

(e)For the avoidance of doubt, nothing in this Section 2.03 shall require any Commitment Increase to be shared pro-rata between the Lenders and any Lender may participate in a Commitment Increase in an amount equal to, greater than, or less than its pro rata amount of initial Commitments.

If there is a Commitment Increase in accordance with this Section 2.03, the Agent and the Borrower shall determine the effective date and final allocation of such Commitment Increase and shall notify the Lenders thereof. No further amendment or other document (other than the Commitment Increase Supplements and/or Additional Lender Supplements referred to above) shall be required for such increase to be effective.

Section 2.04Extension Option in respect of Term Loan 2 only.

(a)Requests for Extension. Subject to paragraph (c) below, the Borrower may, by notice to the Agent (who shall promptly notify the Term Loan 2 Lenders of such request) not earlier than 120 days and not later than 35 days prior to any anniversary of the Effective Date (each such anniversary an “Extension Date”), unilaterally request (the “Extension Request”) that each Term Loan 2 Lender extend such Term Loan 2 Lender’s Termination Date for an additional 365 days from the applicable Termination Date then in effect hereunder (the “Existing Termination Date”).

(b)If the Borrower makes an Extension Request in accordance with Section 2.04(a), then effective as of such Extension Date, the Termination Date of each Term Loan 2 Lender shall be extended to the date falling 365 days after the Existing Termination Date (except that, if such date is not a Business Day, such Termination Date as so extended shall be the next preceding Business Day).

(c)The Termination Date may only be extended in accordance with this Section 2.04 up to a maximum of two times.

Section 2.05Extension Option.

(a)Requests for Extension. Subject to paragraph (f) below and, without prejudice to Section 2.04 in respect of extensions of Term Loan 2, the Borrower may, by notice to the Agent (who shall promptly notify the Lenders) on an Extension Date, request that each Lender extend such Lender’s Termination Date for an additional 365 days from the Existing Termination Date then in effect hereunder.

(b)Lender Election to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Agent given not earlier than 90 days prior to the applicable Extension Date and not later than the date (the “Notice Date”) that is 20 days prior to the applicable Extension Date, advise the Agent whether or not such Lender agrees to such extension. Each Lender that determines not to so extend its Termination Date (a “Non-Extending Lender”) shall notify the Agent of such fact promptly after such determination (but in any event no later than the Notice Date), and any Lender that does not so advise the Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c)Notification by Agent. The Agent shall notify the Borrower of each Lender’s determination under this Section no later than the date 15 days prior to the applicable Extension Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d)Additional Commitment Lenders. The Borrower shall have the right on or before the applicable Extension Date to replace any Non-Extending Lenders, and add as “Lenders” under this Agreement, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 9.07, each of which Additional Commitment Lenders shall have entered into an Assignment and Acceptance pursuant to which such Additional Commitment Lender shall, effective as of the applicable Extension Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment or Loans, as applicable, hereunder on such date).

(e)Minimum Extension Requirement. If (and only if) the total of the outstanding Loans of the Lenders that have agreed so to extend their Termination Date (each, an “Extending Lender”) and the additional Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Loans in effect immediately prior to the applicable Extension Date, then, effective as of such Extension Date, the Termination Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling 365 days after the Existing Termination Date (except that, if such date is not a Business Day, such Termination Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement; provided, however, that there shall be no change in the Termination Date of any Non-Extending Lender.

(f)The Termination Date may only be extended in accordance with this Section 2.05 up to a maximum of two times.

(g)Conditions to Extensions. Notwithstanding the foregoing, the extension pursuant to this Section shall not be effective with respect to any Lender unless (i) no Default or Event of Default has occurred and is continuing on the applicable Extension Date, and (ii) the representations and warranties contained in Section 5.01 are true and correct on and as of the applicable Extension Date.

Section 2.06Fees.

(a)Lender Fees. The Borrower shall pay to each Lender, for such Lender’s own account (or to the Agent for onwards distribution to each Lender), such fees as may from time to time be agreed in writing between the Borrower and the Agent and/or the Lenders.

(b)Agent’s Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed in writing between the Borrower and the Agent.

Section 2.07Termination of Commitments. The Term Loan 1 Commitments shall automatically and permanently terminate upon the funding in full of the Loans under the Term Loan 1 Facility. The Term Loan 2 Commitments shall automatically and permanently terminate upon the funding in full of the Loans under the Term Loan 2 Facility. Any Commitment Increase under an Incremental Term Loan Facility shall automatically and permanently terminate upon the funding of the Loans in full under such Incremental Term Loan Facility.

Section 2.08Repayment of Loans. The Borrower shall repay to the Administrative Agent, for the ratable account of the Lenders, on each date set forth below in the principal amount (each amount, a “Term Loan Repayment Amount”) equal to (x) the outstanding principal amount of Loans made to the Borrower under the Term Loan 1 Facility and the Term Loan 2 Facility on the Effective Date (subject to reduction as a result of any prepayments made by the Borrower in accordance with Section 2.13(a)), multiplied by (y) the percentage set forth below opposite such date (and with a final instalment due on the applicable Termination Date in an amount equal to the remaining unpaid principal balance of the Loans); provided, further, that if such day is not a Business Day, such payments shall be made on the immediately preceding Business Day:

Date	Term Loan Repayment Amount
September 30, 2022	0.00%
December 31, 2022	0.00%
March 31, 2023	0.00%
June 30, 2023	0.00%
September 30, 2023	0.00%
December 31, 2023	0.00%
March 31, 2024	0.00%
June 30, 2024	0.00%

Date	Term Loan Repayment Amount
September 30, 2024	1.25%
December 31, 2024	1.25%
March 31, 2025	1.25%
June 30, 2025	1.25%
September 30, 2025	1.25%
December 31, 2025	1.25%
March 31, 2026	1.25%
June 30, 2026	1.25%
September 30, 2026	2.50%
December 31, 2026	2.50%
March 31, 2027	2.50%
June 30, 2027	2.50%
Termination Date	Remainder

Section 2.09Loans under any Incremental Term Loan Facility. The Borrower shall repay to the Administrative Agent for the ratable account of the applicable Lenders the aggregate principal amount of all Loans outstanding under any Incremental Term Loan Facility on the dates specified in the applicable Commitment Increase Supplement with respect to such Incremental Term Loan Facility (which amounts shall be reduced as a result of the application of prepayments); provided, however, that the final principal repayment installment of such Loans shall be repaid on the Termination Date and in any event shall be in an amount equal to the aggregate principal amount of all Loans outstanding under the applicable Incremental Term Loan Facility on such date.

Section 2.10Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Loan owing to each Lender from the date of the Loan until such principal amount shall be paid in full, at the following rates per annum:

(i)Base Rate Loan. During such periods as such Loan is a Base Rate Loan, a rate per annum equal at all times to (x) the Base Rate in effect from time to time plus (y) the Applicable Margin for such Loan, payable in arrears quarterly on the last Business Day of each March, June, September and December during such periods, commencing with September, 2022, for the period beginning on the Effective Date and then ended.

(ii)Term SOFR Rate Loan. During such periods as such Loan is a Term SOFR Rate Loan, a rate per annum equal at all times during each Interest Period for such Loan to the sum of (x) the Term SOFR for such Interest Period for the Loan plus (y) the Applicable Margin for such Loan, payable in arrears on the last day of such Interest Period.

(b)Default Interest. The Agent may with the consent, or shall at the direction, of the Required Lenders require that the Borrower pay interest (“Default Interest”) on (i) the unpaid principal amount of each overdue Loan owing to each Lender, payable in arrears on the dates referred to in Clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Loan pursuant to Clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Loans pursuant to Clause (a)(i) above, provided, however, that following acceleration of the Loan pursuant to Section 7.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

Section 2.11Interest Rate Determination. The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.10(a)(i) or (ii).

(a)If, with respect to Term SOFR Rate Loans, the Required Lenders notify the Agent that the Term SOFR Screen Rate for any Interest Period for such Loan will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Term SOFR Rate Loans for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Term SOFR Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan, and (ii) the obligation of the Lenders to make, or to Convert Loans into, Term SOFR Rate Loans shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(b)If the Borrower shall fail to select the duration of any Interest Period for any Term SOFR Rate Loans in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Loan (unless repaid) will automatically, on the last day of the then existing Interest Period therefor, continue for a new Interest Period with the same duration as the Interest Period then ending, subject to the definition of “Interest Period”.

(c)On the date on which the aggregate unpaid principal amount of Term SOFR Rate Loans comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000 such Loans shall automatically Convert into Base Rate Loans.

(d)Upon the occurrence and during the continuance of any Event of Default under Section 7.01(a), (i) each Term SOFR Rate Loan (unless repaid) will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Loans and (ii) the obligation of the Lenders to make, or to Convert Loans into, Term SOFR Rate Loans shall be suspended.

Section 2.12Optional Conversion of Loan. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.11 and 2.15, Convert all or a portion of all (comprising, in the case of any portion, a ratable portion of the respective Loan of each Lender and in an aggregate amount not less than $10,000,000) Loans of one Type comprising the same Borrowing made to the Borrower into Loans of the other Type; provided, however, any Conversion of Term SOFR Rate Loans into Base Rate Loans shall be made only on the last day of an Interest Period for such Term SOFR Rate Loans and any Conversion of Base Rate Loans into Term SOFR Rate Loans shall be in an amount not less than $10,000,000. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Loans (or portions thereof) to be Converted and (iii) if such Conversion is into a Term SOFR Rate

Loan, the duration of the initial Interest Period for each such Loan. Each notice of Conversion shall be irrevocable and binding on the Borrower.

Section 2.13Prepayments of Loans.

(a)Optional Prepayments of Loans. The Borrower may, upon notice to the Agent not later than 11:00 A.M. (New York City time) on the proposed prepayment date for Base Rate Loans, and upon at least three Business Days’ notice for Term SOFR Rate Loans, in each case stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay in whole or ratably in part the outstanding principal amount of the Loans (provided that, for the avoidance of doubt, the Borrower must prepay the Loans under the Term Loan 1 Facility and the Term Loan 2 Facility ratably) comprising part of the same Borrowing made to the Borrower together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof, (y) in the event of any such prepayment of Term SOFR Rate Loans, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 2.22.

(b)Mandatory Prepayments of Loans. If the Termination Date of the Term Loan 2 is not extended in accordance with Section 2.04 and occurs prior to the fifth anniversary of the Effective Date, the Borrower shall prepay the aggregate principal amount (plus any accrued but unpaid interest) of the Loans then outstanding (and, for the avoidance of doubt, the Borrower shall prepay the Loans under the Term Loan 1 Facility and the Term Loan 2 Facility ratably) on the applicable Termination Date for the Term Loan 2 Facility then in effect hereunder.

Section 2.14Increased Costs; Additional Reserve Requirements. (a) If any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any reserve requirement referred to in Clause (e) of this Section 2.14); (ii) subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Term SOFR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes, Other Taxes and Taxes described in Clauses (b) through (e) of the definition of Excluded Taxes); or (iii) impose on any Lender or the applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term SOFR Rate Loans made by such Lender; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Term SOFR Rate Loan (or of maintaining its obligation to make any such Loan) or receivable by such Lender hereunder (whether of principal, interest or any other amount), then upon request of such Lender the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)If any Lender determines that any Change in Law affecting such Lender or the Applicable Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender or its obligations hereunder, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.14 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.14 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)The Borrower shall pay to each Lender, so long as such Lender shall be required to maintain reserves with respect to Term SOFR Rate Loans, additional interest on the unpaid principal amount of any such Term SOFR Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant interest payment date, such additional interest costs shall be due and payable 10 days from receipt of such notice.

Section 2.15Illegality. If any Lender determines that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to Term SOFR or any Governmental Authority has imposed material restrictions on the authority of such Lender to engage in reverse repurchase of U.S. Treasury securities transactions of the type included in the determination of SOFR, or to determine or charge interest rates based upon Term SOFR or to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, upon notice thereof by such Lender to the Borrower (through the Agent), (a) any obligation of such Lender to make, or maintain Term SOFR Rate Loans or to convert Base Rate Loans to Term SOFR Rate Loans shall be, in each case, suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Agent), convert all Term SOFR Rate Loans of such Lender to a Base Rate Loan (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Term SOFR component of the Base Rate), in each case, immediately, and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.22.

Section 2.16Inability to Determine Rates.

(a)If in connection with any request for a Term SOFR Rate Loan or a conversion of Base Rate Loans to Term SOFR Rate Loans or a continuation of any of such Loans, as applicable, (i) the Agent determines (which determination shall be conclusive absent manifest error) that (A) no Term SOFR Successor Rate for Term SOFR has been determined in accordance with Section 2.17 and the circumstances under Section 2.17 or the Scheduled Unavailability Date has occurred with respect to Term SOFR, or (B) adequate and reasonable means do not exist for determining Term SOFR for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term SOFR Rate Loan or in connection with an existing or proposed Base Rate Loan or (ii) the Agent or the Required Lenders determine that for any reason Term SOFR for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Term SOFR Rate Loan, the Agent will promptly so notify the Borrower and each Lender.

(b)Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Rate Loans or to convert Base Rate Loans to Term SOFR Rate Loans, shall be suspended in each case to the extent of the Term SOFR Rate Loans or Interest Period or determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of Section 2.16(a), until the Agent upon the instruction of the Required Lenders) revokes such notice.

(c)Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or continuation of Term SOFR Rate Loans to the extent of the affected Term SOFR Rate Loans or Interest Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans and (ii) any outstanding Term SOFR Rate Loans shall be deemed to have been converted into Base Rate Loans immediately.

Section 2.17Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement, if the Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or the Required Lenders notify the Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or the Required Lenders (as applicable) have determined, that:

(a)adequate and reasonable means do not exist for ascertaining Term SOFR (including, without limitation, because the Term SOFR Screen Rate is not available) because none of the tenors of Term SOFR are available or published on a current basis and such circumstances are unlikely to be temporary; or

(b)the Applicable Authority has made a public statement identifying a specific date after which all tenors of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in Dollars, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Agent that will continue to provide such representative tenor(s) of Term SOFR (the latest date on which all tenors of Term SOFR or Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);

(i)then, with respect to Term SOFR Rate Loans, on a date and time determined by the Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (b) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder with (x) Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or (y) if the Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in Dollars for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in Dollars for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto for any payment period for interest calculated that can be determined by the Agent), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Agent written notice that such Required Lenders object to such amendment (with respect to Term SOFR Rate Loans, the “Term SOFR Successor Rate”);

(ii)the Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Term SOFR Successor Rate; and

(iii)any Term SOFR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Agent, such Term SOFR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Agent;

(iv)notwithstanding anything else herein, if at any time any Term SOFR Successor Rate as so determined would otherwise be less than zero, the Term SOFR Successor Rate will be deemed to be zero for the purposes of this Agreement and the Notes; and

(v)in connection with the implementation of a Term SOFR Successor Rate, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

Section 2.18Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Agent at the Agent’s Account in same day funds, without set-off, counterclaim or deduction, in each case as expressly provided herein. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or applicable fees ratably (other than amounts payable pursuant to Section 2.14, 2.19 or Section 2.22) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(b)All computations of interest based on the Base Rate (when calculated by reference to the Prime Rate) shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on Term SOFR or the Base Rate (except when calculated by reference to the Prime Rate) shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent error in the calculation of such interest rate.

(c)Except as otherwise set forth herein, whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, that, if such extension would cause payment of interest on or principal of Term SOFR Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

Section 2.19Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction or withholding for any Taxes, provided that if the Borrower shall be required by applicable law to deduct or withhold any Taxes from such payments, then (i) if such Tax is an Indemnified Tax or Other Tax, the sum payable shall be increased as necessary so that after making all such required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.19) the Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower shall make such deductions or withholdings and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)The Borrower shall indemnify the Agent and each Lender within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) payable or paid by the Agent or such Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.19, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e)(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments hereunder shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)Without limiting the generality of the foregoing,

(A)any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement and from time to time thereafter upon the reasonable request of the Borrower or the Agent, but only if such Foreign Lender is legally entitled to do so, whichever of the following is applicable:

(I)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest hereunder, executed copies of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments hereunder, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)executed copies of IRS Form W-8ECI;

(III)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN; or

(IV)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G or Exhibit H, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this

Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender hereunder would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(f)If the Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.19, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.19 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (f) the payment of which would place the Agent or such Lender in a less favorable net after-Tax position than the Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

(g)Each Lender shall severally indemnify the Agent, within 10 Business Days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Taxes and without limiting the obligation of the Borrower to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07(d) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Agent in connection with this Agreement, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (g).

(h)For purposes of this Section 2.19, the term “applicable law” includes FATCA.

Section 2.20Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or requires the Borrower to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.19, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights and obligations under this Agreement and the related Notes to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have paid to the Agent the assignment fee specified in Section 9.07, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 2.22) from such Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments thereafter, and (iv) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.21Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations of the Borrower hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, to the end that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loan to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.22Compensation for Breakage Costs. If any payment of principal of, or Conversion of, any Term SOFR Rate Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Loans, as a result of a payment, prepayment or Conversion pursuant to this Agreement or acceleration of the maturity of the Loans pursuant to Section 7.01, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan.

Section 2.23Use of Proceeds. The proceeds of the Loans under the Term Loan 1 Facility and the Term Loan 2 Facility shall be available (and the Borrower agrees that it shall use such proceeds) solely to refinance indebtedness of the Borrower incurred under the DDTL, including the payment of any fees and expenses associated with any such refinancing and the proceeds of the Loans under any Incremental Term Loan Facility shall be available for the purpose as specified in the applicable Commitment Increase Supplement (which may include working capital purposes and other general corporate purposes), provided that, in each case, such proceeds shall not be used in any manner that would result in violation of Regulation U or X, issued by the Board of Governors of the Federal Reserve System, as now and from time to time hereafter in effect.

Section 2.24Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of the Loans. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Loans owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to such Lender in a principal amount up to the Commitment of such Lender.

(b)The Register maintained by the Agent pursuant to Section 9.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Loans comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by the Agent, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.

(c)Entries made in good faith by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to such Lender under this Agreement, absent manifest error; provided, however, that the failure of such Lender to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

Article III

[Reserved]

Article IV

Conditions to Lending

Section 4.01Conditions Precedent to Effective Date. The Effective Date shall occur upon the satisfaction of the following conditions precedent:

(a)Since May 31, 2022, there shall not have occurred any Material Adverse Effect.

(b)All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders in their reasonable discretion) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

(c)The Borrower shall have paid all reasonable invoiced fees and out-of-pocket expenses of the Agent and the Lenders (including the reasonable invoiced fees and expenses of counsel to the Agent required by this Agreement), to the extent invoices therefor have been received at least one Business Day before the Effective Date.

(d)On the Effective Date, the following statements shall be true and the Agent shall have received on behalf of the Lenders a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

(i)The representations and warranties contained in Section 5.01 are true and correct on and as of the Effective Date, and

(ii)No event has occurred and is continuing that constitutes a Default.

(e)The Agent shall have received on or before the Effective Date the following, each dated the Effective Date, in form and substance satisfactory to the Agent:

(i)A Note to the order of each Lender (if any) that has requested one pursuant to Section 2.24 no later than one Business Day prior to the Effective Date.

(ii)Certified copies of (A) the resolutions of the Board of Directors of the Borrower approving the transactions contemplated by this Agreement and the execution and delivery of this Agreement and the Notes, if any, to be delivered by the Borrower, (B) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and such Notes and (C) the certificate of incorporation (which shall be certified by the Secretary of State of the State of Delaware) and by-laws of the Borrower.

(iii)A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes, if any, to be delivered by the Borrower and the other documents to be delivered hereunder.

(iv)A favorable opinion of (i) in-house counsel for the Borrower in the form of Exhibit D and (ii) Freshfields Bruckhaus Deringer US LLP, counsel for the Borrower, in the form of Exhibit E.

(v)A certificate of a duly authorized officer of the Borrower dated the Effective Date demonstrating compliance with the financial covenant contained in Section 6.02(c) as of the end of the fiscal quarter most recently ended prior to the Effective Date as to which financial statements are referred to in Section 5.01(e) or, if later, for which financial statements have been delivered to the Lenders pursuant to Section 6.01(f).

(vi)An executed counterpart of this Agreement signed on behalf of each party hereto.

Section 4.02Conditions Precedent to Each Borrowing. The obligation of each Lender to make a Loan on the occasion of each Borrowing shall be subject to the conditions precedent (without limitation of the conditions precedent to the Effective Date set forth in Section 4.01) that on the date of such Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

(a)the representations and warranties contained in Section 5.01 made by the Borrower (other than the representations and warranties contained in Clauses (f)(i) and (g) of Section 5.01) are true and correct in all material respects on and as of the date of such Borrowing before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (except to the extent that any such representation or warranty relates to a specific earlier date in which case it was true as of such earlier date), and

(b)no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default or an Event of Default.

Section 4.03Determinations Under Section 4.01. For purposes of determining compliance with the conditions specified in Section 4.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the Effective Date specifying its objection thereto. The Agent shall promptly notify the Lenders and the Borrower of the anticipated Effective Date. The Agent shall notify all parties promptly of the occurrence of the Effective Date, which notice shall be conclusive once given.

Article V

Representations and Warranties

Section 5.01Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a)The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.

(b)The execution, delivery and performance by the Borrower of this Agreement and the Notes, if any, to be delivered by it, and the consummation of the transactions contemplated hereby and thereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s charter or by-laws (or other equivalent organizational documents), (ii) applicable law or (iii) any contract or instrument binding on the Borrower or any of its properties or assets that is material to the Borrower and its Subsidiaries, taken as a whole.

(c)No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes, if any, to be delivered by it.

(d)This Agreement has been, and each of the Notes, if any, to be delivered by the Borrower when delivered hereunder will have been, duly executed and delivered by the Borrower. Assuming that this Agreement has been duly executed by the Agent and each of the Initial Lenders, this Agreement is, and each of the Notes of the Borrower when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.

(e)The Consolidated balance sheet of the Borrower and its Subsidiaries as at May 31, 2022, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by the opinion(s) of one or more firms of independent certified public accountants of recognized national standing, as filed with the Securities and Exchange Commission on Form 10-K with respect to its year ended May 31, 2022, fairly present the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied.

(f)There is no pending or (to the knowledge of the Borrower) threatened action, investigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that is initiated by any Person other than a Lender in its capacity as a Lender (i) that is reasonably likely to have a Material Adverse Effect or (ii) that purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(g)Since May 31, 2022, there has not occurred any Material Adverse Effect.

(h)None of the Borrower or any of its Subsidiaries is an Investment Company, as such term is defined in the Investment Company Act of 1940, as amended.

(i)No part of the proceeds of any Loans will be used in any manner that would result in a violation of Regulation U or X, issued by the Board of Governors of the Federal Reserve System, as in effect at any time this representation is made or deemed made.

(j)The proceeds of the Loans shall be used by the Borrower in accordance with the provisions of Section 2.23.

(k)No report, financial statement or other written information furnished by or on behalf of the Borrower to the Agent or any Lender pursuant to subsection 6.01(f) (as modified or supplemented by any other information provided to the Agent or any Lender) contains or will contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were, are or will be made, not misleading, except to the extent that the facts (whether misstated or omitted) do not result in a Material Adverse Effect; provided that with respect to any projected financial information, the Borrower represents only that such information has been (or will be) prepared in good faith based on assumptions believed to be reasonable at the time.

(l)(i) The Borrower is in compliance with all material provisions of ERISA, except to the extent that all failures to be in compliance could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) no ERISA Event has occurred or is reasonably expected to occur that could, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (iii) neither the execution of this Agreement, nor the transactions hereunder, gives rise to a non-exempt Prohibited Transaction.

(m)The claims of the Agent and the Lenders against the Borrower under this Agreement rank at least pari passu with the claims of all its unsecured creditors, save those whose claims are preferred solely by the laws of general application having effect in relation to bankruptcy, insolvency, liquidation or other similar events.

(n)The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns that are material to the Borrower and its Subsidiaries, taken as a whole, which are required to be filed and have paid all United States federal taxes and all other taxes that are material to the Borrower and its Subsidiaries, taken as a whole, in each case, that are due pursuant to said returns or pursuant to any material assessment received by the Borrower or any of its Subsidiaries, except in respect of such taxes, if any, as are being contested in good faith and by proper proceedings and to which appropriate reserves are being maintained in accordance with GAAP.

(o)Neither the Borrower, nor any of its Subsidiaries, nor to the knowledge of the Borrower any director, officer, agent, employee or Affiliate of the Borrower or any of its Subsidiaries is (i) currently the subject of any Sanctions or (ii) located, organized or residing in any Designated Jurisdiction.  No Company Related Party that is a Subsidiary of the Borrower is listed on the Sanctioned Persons Lists and no Company Related Party that is a director or senior officer of the Borrower or a Company Related Party that is a Subsidiary of the Borrower is, to the best knowledge of the Borrower, listed on the Sanctioned Persons Lists.  The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Borrower and all Company Related Parties with applicable Sanctions.  No proceeds from any Loans have been or will be directly or, to the knowledge of the Borrower, indirectly, used by the Borrower, or loaned, contributed, provided or otherwise made available by the Borrower, to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of or with any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions.

(p)The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Borrower and all Company Related Parties with applicable Anti-Corruption Laws.  No proceeds from any Loan, have been or will be, directly or, to the knowledge of the Borrower, indirectly, used by the Borrower, or loaned, contributed, provided or otherwise made available by the Borrower to fund any activity or business in any manner that will result in any violation by any Person (including any Lender, Other Agent or the Agent) of Anti-Corruption Laws.

Article VI

Covenants of The Borrower

Section 6.01Affirmative Covenants. So long as any Loan shall remain unpaid or any Lender shall have any Commitment hereunder the Borrower will (and shall cause each of its Subsidiaries to):

(a)Compliance with Laws, Etc. Comply in all material respects, with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, compliance with ERISA, Environmental Laws, the Patriot Act and Sanctions and Anti-Corruption Laws) except where the failure to so comply would not have a Material Adverse Effect.

(b)Payment of Taxes, Etc. Pay and discharge before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that none of the Borrower or any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any

Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors and the aggregate of such Liens would have a Material Adverse Effect.

(c)Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Section 6.02(b) and provided further that none of the Borrower and its Subsidiaries shall be required to preserve any right or franchise, and no Subsidiary shall be required to preserve and maintain its corporate existence, if the senior management of the Borrower or of such Subsidiary (or any Person authorized by the Borrower or such Subsidiary) shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and that the loss thereof is not disadvantageous in any material respect to the Borrower and its Subsidiaries, taken as a whole.

(d)Keeping of Books. Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(e)Transactions with Affiliates. Conduct all transactions otherwise permitted under this Agreement with any of its Affiliates (other than the Borrower and its Subsidiaries) on terms that are fair and reasonable and no less favorable to the Borrower or its Subsidiaries than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate except where the failure to do so, in the aggregate, would not have a Material Adverse Effect.

(f)Reporting Requirements. Furnish to the Lenders:

(i)within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower (or such shorter period as required by the SEC), the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and the Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer, treasurer or controller of the Borrower as having been prepared in accordance with GAAP;

(ii)within 90 days after the end of each fiscal year of the Borrower (or such shorter period as required by the SEC), a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by the opinion(s) of Ernst & Young LLP or one or more other firms of independent certified public accountants of nationally recognized standing reasonably acceptable to the Agent;

(iii)concurrently with subsections (f)(i) and (f)(ii) of this Section 6.01, a certificate of the chief financial officer, treasurer or controller of the Borrower certifying that to the best of his or her knowledge no Event of Default is continuing at such date or specifying any Event of Default that is continuing at such date and specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(iv)as soon as possible and in any event within five Business Days after a Responsible Officer of the Borrower becomes aware of the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer, treasurer or controller of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(v)promptly after the sending or filing thereof, copies of all quarterly and annual reports and proxy solicitations that the Borrower sends to any of its security holders, and copies of all reports on Form 8-K that the Borrower files with the SEC (other than reports on Form 8-K filed solely for the purpose of incorporating exhibits into a registration statement previously filed with the SEC);

(vi)prompt notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 5.01(f);

(vii)prompt notice of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(viii)such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

Reports required to be delivered pursuant to Clauses (i), (ii) and (v) above for the Borrower shall be deemed to have been delivered on the date on which the Borrower posts such reports on the Borrower’s website on the Internet at the website address listed for the Borrower on the signature pages hereof or when such report is posted on the SEC’s website at www.sec.gov and such posting shall be deemed to satisfy the reporting requirements of Clauses (i), (ii) and (v) above.

(g)Use of Proceeds. Use the proceeds of the Loans in accordance with the provisions of Section 2.23.

Section 6.02Negative Covenants. So long as any Loan shall remain unpaid or any Lender shall have any Commitment hereunder:

(a)Liens, Etc. None of the Borrower or any of its Subsidiaries will create or suffer to exist any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or on any of the income or profits therefrom unless it shall have made effective provision whereby the Loans shall be secured by such Lien equally and ratably with any and all obligations and Debt so secured so long as such obligations and Debt are so secured; provided that nothing in this Section 6.02 shall be construed to prevent or restrict the following:

(i)Permitted Liens;

(ii)purchase money Liens upon or in any real property or equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition or conditional sales or other similar title retention agreements with respect to property hereafter acquired or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired and any improvements thereto or proceeds thereof, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced;

(iii)the Liens existing on the Effective Date;

(iv)Liens on property of a Person existing at the time such Person becomes a Subsidiary of the Borrower or any other Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any Subsidiary of the Borrower; provided that (A) to the extent such Liens were created at a time when such Person was a Subsidiary or an Affiliate of the Borrower, such Liens attach solely to the properties or assets subject to such Liens immediately prior to such merger, consolidation or acquisition and (B) any such Liens that were created during the period immediately prior to such merger, consolidation or acquisition were not created in contemplation of the merger, consolidation or acquisition;

(v)Liens to secure Debt issued by the Borrower in connection with a consolidation or merger of the Borrower with or into any of its Affiliates in exchange for or otherwise in substitution for long-term senior secured Debt of such Affiliate (without increase in the amount or extension of the final maturity date of the Debt of such Affiliate);

(vi)Liens on margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System);

(vii)the replacement, extension or renewal of any Lien permitted by Clauses (iii) and (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount) of the Debt secured thereby;

(viii)Liens to secure intercompany Debt obligations among Borrower and its Subsidiaries;

(ix)Additional Permitted Liens;

(x)Liens arising from any receivables financing accounted for under GAAP as a sale by the Borrower or any of its Subsidiaries to a Person other than the Borrower or any of its Subsidiaries, provided that (a) such financing shall be limited recourse or non-recourse to the Borrower and its Subsidiaries except to the extent customary for such transactions, and (b) such Liens do not encumber any assets other than the receivables being financed, the property securing or otherwise relating to such receivables, and the proceeds thereof; and

(xi)Liens, not otherwise subject to any of Clauses (i) through (x) above, on assets, other than Intellectual Property, granted to secure Debt or other obligations in an aggregate amount that shall not exceed the greater of (x) $1,500,000,000 and (y) 25% of Stockholders’ Equity determined at such time.

(b)Mergers, Etc. The Borrower will not merge or consolidate with or into, and will not convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, except that (i) any Person may merge with or into the Borrower in a transaction in which the Borrower is the survivor; and (ii) the Borrower may merge into any of its Subsidiaries for the purpose of effecting a change in its state of incorporation from Delaware to any other state in the United States if (A) such Subsidiary is incorporated in such other state solely for the purposes of such merger and, immediately prior to the effectiveness of such merger, has positive stockholders’ equity, (B) such merger would not reasonably be expected to result in a Material Adverse Effect and (C) such Subsidiary agrees in writing to assume the obligations of the Borrower hereunder; and (iii) any Person may sell margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System).

(c)Financial Covenant. The Borrower shall ensure that the Consolidated Net Interest Coverage Ratio as at the last day of any fiscal quarter of the Borrower for each fiscal quarter ended after the Effective Date is not less than 3.0 to 1.0; provided that at any time after the definitive agreement for any Qualified Acquisition shall have been executed (or, in the case of a Qualified Acquisition in the form of a tender offer or similar transaction, after the offer shall have been launched) and prior to the consummation of such Qualified Acquisition (or termination of the definitive documentation in respect thereof (or such later date as such Debt ceases to constitute Acquisition Debt)), any Acquisition Debt (and the proceeds of such Acquisition Debt and including, for the avoidance of doubt, any Consolidated Interest Income and Consolidated Interest Expense arising from such Acquisition Debt) shall be excluded from the determination of the Consolidated Net Interest Coverage Ratio.

Article VII

Events of Default

Section 7.01Events of Default. If any of the following events (“Event of Default”) shall occur and be continuing with respect to the Borrower or any of its Subsidiaries:

(a)The Borrower shall fail to pay any principal of any Loan when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Loan within three Business Days after the same becomes due and payable; or the Borrower shall fail to pay any fees payable hereunder within ten Business Days after the same become due and payable; or the Borrower shall fail to pay any other amount payable under this Agreement or any Note within ten Business Days after receipt by the Borrower of written demand therefor; or

(b)Any representation or warranty made or deemed made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made; or

(c)(i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 6.01(c), (e), (f)(iii), (f)(iv), (f)(vi) or (g) or 6.02, (ii) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 6.01(f) (other than Clauses (iii), (iv) and (vi) thereof) if such failure shall remain unremedied for fifteen (15) Business Days after written notice thereof shall have been given to the Borrower by the Agent or any Lender or (iii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or

(d)The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or, in the case of Hedge Agreements, net amount, of at least $200,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be) (the “Requisite Amount”), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the later of five (5) Business Days and the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any such Debt aggregating the Requisite Amount shall be declared due and payable or any other breach or default with respect to any other material term shall occur or shall exist under any agreement or instrument relating to any such Debt aggregating the Requisite Amount and shall continue after the applicable grace period, if any, specified in such agreement or instrument if the effect of such breach or default is to accelerate the maturity of such Debt; or any such Debt aggregating the Requisite Amount shall be required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, in each case prior to the stated maturity thereof where the cause of such prepayment, redemption, purchase or defeasance is the occurrence of an event or condition that is premised on a material adverse deterioration of the financial condition, results of operations or properties of the Borrower or such Subsidiary; provided that with respect to Debt aggregating the Requisite Amount of the types described in Clauses (h) or (i) of the definition of “Debt” and to the extent such Debt relates to the obligations of any Person other than a Subsidiary, no Event of Default shall occur so long as the payment of such Debt is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; or

(e)The Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) shall generally not pay its respective debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the

Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) shall take any corporate action to authorize any of the actions set forth in this subsection (e) under any law relating to bankruptcy, insolvency or reorganization or relief of debtors; or

(f)Any final and non-appealable judgment or order for the payment of money in excess of $200,000,000 shall be rendered against the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) and thirty (30) days shall have passed since such judgment became final and non-appealable and enforcement proceedings shall have been commenced by any creditor upon such judgment or order; provided, however, that any such judgment or order shall not be an Event of Default under this Section 7.01(f) if and for so long as and to the extent that (i) the amount of such judgment or order is covered (subject to standard deductibles) by a valid and binding policy of insurance between the defendant and the insurer or insurers covering payment thereof, (ii) such insurer shall be rated, or, if more than one insurer, at least 90% of such insurers as measured by the amount of risk insured shall be rated, at least “A-” by A.M. Best Company or its successor or its successors and (iii) such insurer(s) has been notified of, and has not refused to defend the claim made for payment of, the amount of such judgment or order; or

(g)Any Person or two or more Persons acting in concert (other than the Permitted Holders) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing more than 50% of the combined voting power of all Voting Stock of the Borrower;

(h)The Borrower or its ERISA Affiliates shall incur, or shall be reasonably likely to incur, liability that would have a Material Adverse Effect as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or

(i)This Agreement ceases to be in full force and effect or shall be declared null and void or the Borrower shall contest the validity or enforceability of this Agreement in writing or deny in writing that it has any further liability under this Agreement;

then, and in any such event, the Agent (i) shall, at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make a Loan to the Borrower to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare all or a portion of the Loans, all interest thereon and all other amounts payable under this Agreement by the Borrower to be forthwith due and payable, whereupon such Loans, all such interest and all such other amounts shall become and be forthwith due and payable by the Borrower, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the U.S. Bankruptcy Code, (A) the obligation of each Lender to make the Loans to the Borrower shall automatically be terminated and (B) the Loans, all such interest and all such other amounts shall automatically become and be due and payable by the Borrower without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

Article VIII

The Agent

Section 8.01Appointment and Authority. Each of the Lenders hereby irrevocably appoints Scotiabank to act on its behalf as the Agent hereunder and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 8.02Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03Exculpatory Provisions. The Agent or any Other Agent, as applicable, shall not have any duties or obligations except those expressly set forth herein, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent or any other Agent, as applicable, and their respective Related Parties:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the relevant Lenders as shall be necessary under the circumstances as set forth herein), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any law relating to bankruptcy, insolvency or reorganization or relief of debtors;

(c)shall not, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent herein, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information (including any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness) relating to the Borrower or any of its Affiliates that is communicated to or obtained by, or in the possession of, the person serving as the Agent or any of its Affiliates in any capacity;

(d)shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.01, or as the Agent shall believe in good faith shall be necessary) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default unless and until notice thereof is given in writing to the Agent by the Borrower or a Lender; and

(e)shall not be responsible for or have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or (v) the satisfaction of any condition set forth herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

Section 8.04Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting to an Internet or intranet website or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.06Resignation of Agent.

(a)The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in New York, or an Affiliate of any such bank with an office in New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)If the Person serving as Agent is (x) no longer a Lender or (y) is a Defaulting Lender pursuant to clause (iii) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Agent as of the Resignation Effective Date or the Removal Effective Date (as applicable), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder.

(d)The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal (as applicable) hereunder, the provisions of this Article VIII and Section 9.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (x) while the retiring or removed Agent was acting as Agent and (y) after such resignation or removal for as long as any of them continues to act in any capacity hereunder, including in respect of any actions taken in connection with transferring the agency to any successor Agent.

Section 8.07Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that none of the Agent nor any Other Agent has made any representation or warranty to it, and that no act by the Agent or any Other Agent hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Agent or any Other Agent to any

Lender as to any matter, including whether the Agent or any Other Agent have disclosed material information in their (or their Related Parties’) possession. Each Lender acknowledges that it has, independently and without reliance upon the Agent, any Other Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any Other Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any Note or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries.  Each Lender represents and warrants that (i) this Agreement sets forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Neither the Agent nor any Other Agent shall have or be deemed to have any fiduciary relationship with any Lender.

Section 8.08No Other Duties, etc.. Anything herein to the contrary notwithstanding, none of the Agent or the Other Agents shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the Agent or a Lender hereunder. The Borrower acknowledges and agrees that (a) (i) the arranging and other services regarding this Agreement provided by the Agent, the Other Agents and the Lenders are arm’s-length commercial transactions between the Borrower, on the one hand, and the Agent, the Other Agents and the Lenders, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the documents related thereto, (b) (i) each of the Agent, the Other Agents and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates or any other Person and (ii) none of the Agent, the Other Agents or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other documents related hereto and (c) the Agent, the Other Agents and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agent, the Other Agents or the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against any of the Agent, the Other Agents or the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 8.09Rescindable Amount. With respect to any payment that the Agent makes for the account of the Lenders hereunder as to which the Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Agent has made a payment in excess of the amount so paid by such Borrower (whether or not then owed); or (3) the Agent has for any reason otherwise erroneously made such payment, then each of the Lenders, as the case may be, severally agrees to repay to the Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in same day funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the Overnight Rate.

Section 8.10Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Agent makes a payment hereunder in error to any Lender, whether or not in respect of an obligation due and owing by any Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender receiving a Rescindable Amount severally agrees to repay to the Agent forthwith on demand the Rescindable Amount received by such Lender in immediately available funds, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Agent, at the Overnight Rate. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.

Section 8.11Agent May File Proofs of Claim. In case of the pendency of any proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or any other judicial proceeding relative to the Borrower, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders, and the Agent hereunder) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent hereunder.

Section 8.12ERISA Representation.

(a)Each Lender (x) represents and warrants, as of the date of the Effective Date, or if later, the date such Person became a Lender party hereto, to, and (y) covenants, from the Effective Date or, if later, the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and the Other Agents, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, or this Agreement,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the Effective Date, or, if later, the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Agent and the Other Agents, and not, for the avoidance of doubt, to or for the benefit of the Borrower that none of the Agent or any Other Agent is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement or any documents related hereto).

Article IX

Miscellaneous

Section 9.01Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement or any Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (i) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (A) waive any of the conditions specified in Section 4.01, (B) change the percentage of the Commitments or of the Term Credit Exposures or the number of Lenders that shall be required for the Lenders or any of them to take any action hereunder (except pursuant to Section 2.03), or (C) amend this Section 9.01; and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender that has a Commitment or has or is owed obligations under this Agreement or the Notes that is or are modified by such amendment, waiver or consent, (A) increase the Commitment of such Lender or subject such Lender to any additional obligations (except pursuant to Section 2.03), (B) reduce the principal of, or interest on, the Loans made by such Lender or any fees or other amounts payable hereunder to such Lender, (C) postpone any date fixed for any payment of interest on the Loans made by such Lender or any fees or other amounts payable hereunder to such Lender, (D) extend the Termination Date or (E) amend or waive the application of Section 2.21.

(b)In addition, notwithstanding anything in this Section to the contrary, if the Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of this Agreement, then the Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to this Agreement if the same is not objected to in writing by the Required Lenders to the Agent within ten Business Days following receipt of notice thereof.

(c)Each Lender grants (x) to the Agent the right to purchase all (but not less than all) of such Lender’s Commitments and Loans owing to it and the Notes held by it and all of its rights and obligations hereunder, and (y) to the Borrower the right to cause an assignment of all (but not less than all) of such Lender’s Commitments and Loans owing to it, its participations in the Notes held by it and all of its rights and obligations hereunder to Eligible Assignees, which right may be exercised by the Agent or the Borrower, as the case may be, if such Lender (a “Non-Consenting Lender”) refuses to execute any amendment, waiver or consent which requires the written consent of all or all affected Lenders under Clause (i) or (ii) in paragraph (a) above or, alternatively, is unable to execute and/or deliver such amendment, waiver or consent which requires the written consent of all or all affected Lenders under Clause (i) or (ii) in paragraph (a) above within the time period specified by the Agent, the Required Lenders and the Borrower and to which the Required Lenders and the Borrower have otherwise agreed; provided that such Non-Consenting Lender shall receive, in connection with such assignment, payment equal to the aggregate amount of outstanding Loans owed to such Lender (together with all accrued and unpaid interest, fees and other amounts owed to such Lender, including any amounts under Section 2.22). Each Lender agrees that if the Agent or the Borrower, as the case may be, exercises its option hereunder, it shall promptly execute and deliver all agreements and documentation reasonably necessary to effectuate such assignment, without recourse, as set forth in Section 9.07 at the Borrower’s expense. If the Borrower has requested that a Lender execute such agreement or documentation and the Non-Consenting Lender does not comply with such request within two Business Days after such request, then the Borrower shall be entitled (but not obligated) to execute and deliver such agreement and documentation on such Non-Consenting Lender’s behalf and any such agreement and/or documentation so executed by the Borrower (in substantially the form of Exhibit C hereto) shall be effective for purposes of effectuating an assignment pursuant to Section 9.07; provided, all amounts due and owing to the Non-Consenting Lender have been paid and the Borrower shall not be permitted to add any obligations or liabilities to such Non-Consenting Lender.

Section 9.02Notices; Effectiveness; Electronic Consent. (a) Except as provided in subsection (b) below or as otherwise expressly set forth herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (or, as specifically provided in Clause (ii) below, by e-mail) as follows: (i) if to the Borrower, to it at Oracle Corporation, 2300 Oracle Way, Austin, TX 78741, Attention of the Executive Vice President, Taxation and Treasurer (Email: TR-CREDITNOTICE_US@ORACLE.COM), with a copy to the General Counsel at Oracle Corporation, 500 Oracle Parkway, Mailstop 5op7, Redwood City, CA 94065 (Email: legal_us@oracle.com); (ii) if to the Agent, to The Bank of Nova Scotia, c/o GWS Loan Operations, 720 King Street West, 4th Floor, Toronto, Ontario, Canada M5V 2T3, Attention of U.S. Agency Loan Operations (Telephone: (212) 225-5705; Fax: (212) 225-5709); and (iii) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when receipt thereof is confirmed electronically (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2.02 if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing Clause (i) of notification that such notice or communication is available and identifying the website address therefor. Electronic mail and Internet and intranet websites may be used by the Agent to distribute communications, such as financial statements and other information as provided in this Agreement, and to distribute documents for execution by the parties thereto, and the Agent shall not be responsible for any losses, costs, expenses and liabilities that may arise by reason of the use thereof, except for its own gross negligence or willful misconduct. The Agent and the Lenders shall be entitled to rely and act in good faith upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrower.

(c)Any party hereto may change its address or telecopier number or email address for notices and other communications hereunder by notice to the other parties hereto.

Section 9.03No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.04Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Agent (and reasonable, documented fees and time charges for attorneys who may be employees of the Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) (subject, in the case of certain expenses in connection with the preparation, negotiation, execution and delivery of this Agreement and the syndication of the credit facilities provided for herein, to any limitation separately agreed in writing between the Borrower and the Agent) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Agent or any Lender, including the reasonable and documented fees, charges and disbursements of (x) one counsel for the Agent (and reasonable and documented fees and time charges for attorneys who may be employees of the Agent), (y) one counsel to the Lenders, taken as a whole, and (z) any local counsel required in any applicable jurisdiction, in each case in connection with the enforcement or protection of their respective rights in connection with this Agreement and the Notes, including their respective rights under this Section 9.04, or in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)The Borrower shall indemnify the Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee (and reasonable fees and time charges for attorneys who may be employees of the Agent or any Lender), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Action related in any way to the Borrower or any of its Subsidiaries, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by the Borrower, any of its shareholders or creditors, an Indemnitee or any other Person, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or to the extent that, in any action brought by the Borrower, the Borrower prevails. This Section 9.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities and related expenses arising from any non-Tax claim.

(c)To the extent that the Borrower fails to pay any amount required under paragraph (a) or (b) of this Section 9.04 to be paid by it to the Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, but without relieving the Borrower of its obligation thereunder, each Lender severally agrees to pay to the Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.02(e).

(d)To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the transactions contemplated hereby or thereby.

(e)All amounts due under this Section 9.04 shall be payable promptly after written demand therefor.

(f)Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Section 2.14, Section 2.19, Section 2.21, Section 2.22 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

Section 9.05Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section 9.05 are in addition to other rights and remedies (including other rights of setoff) which such Lender or their respective Affiliates may have. Each Lender agrees promptly to notify the Borrower and the Agent after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.06Binding Effect. This Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 9.07Assignments and Participations. (a) No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section 9.07, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 9.07 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section 9.07 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 9.07 and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and Term Credit Exposure at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Term Credit Exposure at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed and such approval, in the case of the Borrower, to be deemed to have been given if a response is not received within ten Business Days from the date on which request for approval was received by the Borrower); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned; (iii) any assignment must be approved with the prior written consent of (A) the Agent and (B) the Borrower (each such approval not to be unreasonably withheld or delayed and such approval, in the case of the Borrower, to be deemed to have been given if a response is not received within ten Business Days from the date on which request for approval was received by the Borrower); provided that no consent of the Borrower or the Agent shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, in the case of the Borrower, if an Event of Default has occurred and is continuing; (iv) the parties to each assignment shall (1) electronically execute and deliver to the Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Agent or (2) manually execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that only one such fee shall be payable in connection with simultaneous assignments to or by two or more Approved Funds; and (v) the Eligible Assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire and if required, applicable tax forms.

Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section 9.07, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.14, 2.19, 2.22 and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.

(c)The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.07 and any written consent to such assignment required by paragraph (b) of this Section 9.07, the Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(d)Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or Term Credit Exposure owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to (A) reducing the principal of, or interest on, the Loans made by such Lender or any fees or other amounts payable hereunder to such Lender, (B) postponing any date fixed for any payment of interest on the Loans made by such Lender or any fees or other amounts payable hereunder to such Lender that affects such Participant or (C) extending the Termination Date. Subject to paragraph (e) of this Section 9.07, the Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, Sections 2.14 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.07. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender, provided such Participant agrees to be subject to Section 2.21 as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, and such Lender, the Borrower and the Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(e)A Participant shall not be entitled to receive any greater payment under Sections 2.14 and 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. No Participant shall be entitled to the benefits of

Section 2.19 unless such Participant agrees, for the benefit of the Borrower, to comply with Section 2.19(e) as though it were a Lender.

(f)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Notes, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 9.07, (i) no such pledge shall release the pledging Lender from any of its obligations under this Agreement and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under this Agreement and the Notes even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(g)Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Lender to the Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.07, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Agent and without paying any processing fee therefore, assign all or a portion of its interests in the Loan to the Granting Lender or to any financial institutions (consented to by the Borrower and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any Rating Agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 9.07 may not be amended without the written consent of each SPC that holds any Loans at the time of the proposed amendment.

(h)Notwithstanding the foregoing to the contrary, the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender and the Agent.

Section 9.08Governing Law. This Agreement and the Notes and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 9.09Counterparts; Integration; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Agent or Lenders constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy or other electronic means, including by email with a .pdf or .tif copy thereof attached, shall be effective as delivery of an original executed counterpart of this Agreement or such other document or instrument, as applicable.

(b)The words “execution,” “signed,” “signature,” and words of like import in this Agreement, any Assignment and Acceptance or any separate letter agreements with respect to fees payable to the Agent or Lenders shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary none of the Agent or any Lender is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Agent or such Lender pursuant to procedures approved by it; provided, further, that without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.

Section 9.10Jurisdiction, Etc. (a) The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York City in the Borough of Manhattan and of the United States District Court sitting in New York City in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR THE NOTES OR THE TRANSACTIONS RELATING HERETO, IN ANY FORUM OTHER THAN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN (OR

IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN) AND ANY APPELLATE COURT FROM ANY THEREOF. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or the Notes or in any shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the Notes against the Borrower or its properties in the courts of any jurisdiction.

(b)The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or the Notes in any court referred to in paragraph (a) of this Section 9.10. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 9.11Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE NOTES BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12Confidentiality. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it, its Affiliates’ and their respective partners, directors, officers, employees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under the Notes or any action or proceeding relating to this Agreement or the Notes or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction or to any credit insurance provider relating to the Borrower and its obligations, (g) with the consent of the Borrower (such consent not to be unreasonably withheld or delayed) or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.12 or (y) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section 9.12, “Information” means all information received from (or on behalf of) the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower, provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

Section 9.14Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate.  To the extent lawful, the interest and charges that would have been paid in respect of such Loan but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender.  Any amount collected by such Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or refunded to the Borrower so that at no time shall the interest and charges paid or payable in respect of such Loan exceed the maximum amount collectible at the Maximum Rate.

Section 9.15Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in this Agreement, each Note or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under this Agreement or any Note, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(c)a reduction in full or in part or cancellation of any such liability;

(d)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any Note; or

(e)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ORACLE CORPORATION

By:	/s/ Gregory Hilbrich
Name: Gregory Hilbrich Title: Executive Vice President, Taxation and Treasurer

THE BANK OF NOVA SCOTIA,
as Agent and a Lender

By:	/s/ Luke Copley
Name: Luke Copley Title: Director

[Signature Page to Term Loan]

Agricultural Bank of China Limited, New York Branch, as a Lender

By:	/s/ Nelson Chou
Name: Nelson Chou Title: SVP & Head of Corporate Banking

[Signature Page to Term Loan]

BANK OF CHINA, NEW YORK BRANCH, as a Lender

By:	/s/ Raymond Qiao
Name: Raymond Qiao Title: Executive Vice President

[Signature Page to Term Loan]

BNP PARIBAS, as a Lender

By:	/s/ Brendan Heneghan
Name: Brendan Heneghan Title: Director

By:	/s/ Valentin Detry
Name: Valentin Detry Title: Director

[Signature Page to Term Loan]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By:	/s/ Andrew Sidford
Name: Andrew Sidford Title: Managing Director

By:	/s/ Gordon Yip
Name: Gordon Yip Title: Director

[Signature Page to Term Loan]

Industrial and Commercial Bank of China Limited, New York Branch, as a Lender

By:	/s/ Yu Wang
Name: Yu Wang Title: Director

By:	/s/ Yuanyuan Peng
Name: Yuanyuan Peng Title: Executive Director

[Signature Page to Term Loan]

NATIONAL WESTMINSTER BANK PLC, as a Lender

By:	/s/ M. Khera
Name: Mandeep Khera Title: Director

[Signature Page to Term Loan]

PNC Bank, National Association, as a Lender

By:	/s/ Dana Kerpsack
Name: Dana Kerpsack Title: Vice President

[Signature Page to Term Loan]

Sumitomo Mitsui Banking Corporation, as a Lender

By:	/s/ Irlen Mak
Name: Irlen Mak Title: Director

[Signature Page to Term Loan]

State Bank of India, New York Branch, as a Lender

By:	/s/ Gangeshwar Jha
Name: GANGESHWAR JHA Title: VICE PRESIDENT & HEAD (CREDIT) STATE BANK OF INDIA, NEW YORK

[Signature Page to Term Loan]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender

By:	/s/ Tyrone Nicholson
Name: Tyrone Nicholson Title: Authorized Signatories

[Signature Page to Term Loan]

U.S. Bank National Association, as a Lender

By:	/s/ Susan Bowes
Name: Susan Bowes Title: Senior Vice President

[Signature Page to Term Loan]